[C B R L G R O U P, I N C. L O G O]	Post Office Box 787
Lebanon, Tennessee
37088-0787

Investor Contact:	Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:	Julie K. Davis
Director, Corporate Communications
(615) 443-9266

CBRL GROUP REPORTS JULY COMPARABLE STORE SALES

LEBANON, Tenn. – August 7, 2007 -- CBRL Group, Inc. (“CBRL” or the “Company”) (Nasdaq: CBRL) today reported comparable store sales for its Cracker Barrel Old Country Store® restaurants and gift shops for the six-week period ending Friday, August 3, 2007, the final reporting period of the Company’s 2007 fiscal year.

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Comparable store restaurant sales increased 1.6% from the comparable six-week period last year, with approximately 1.9% higher average check primarily due to an average menu price increase of about 2.0%.

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Comparable store retail sales were up 1.5% from the comparable six-week period in fiscal 2006.  Excluding the impact of one additional porch sale day in the same period of fiscal 2006, the sales increase was approximately 2.8%.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 562 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states.

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